File No. 70-9609

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________________________

Post-Effective Amendment No. 5
to
FORM U-1
APPLICATION/DECLARATION
UNDER THE
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

_____________________________________________________________

Energy East Corporation
Energy East Enterprises, Inc.
Maine Natural Gas Corporation
Energy East Capital Trust I
P. O. Box 12904
Albany, NY 12212-2904

RGS Energy Group, Inc.
New York State Electric & Gas Corporation
Rochester Gas and Electric Corporation
89 East Avenue
Rochester, NY 14649-0001

CMP Group, Inc.
Central Maine Power Company
Maine Electric Power Company, Inc.
NORVARCO
83 Edison Drive
Augusta, ME 04336

Connecticut Energy Corporation
The Southern Connecticut Gas Company
855 Main Street
Bridgeport, CT 06604

CTG Resources, Inc.
Connecticut Natural Gas Corporation
10 State House Square
Hartford, CT 06144-1500

Berkshire Energy Resources
The Berkshire Gas Company
115 Cheshire Road
Pittsfield, MA 01201

(Names of companies filing this statement and
addresses of principal executive offices)

_____________________________________________________________

Energy East Corporation

(Name of top registered holding company parent)
_____________________________________________________________

Kenneth M. Jasinski
Executive Vice President
and Chief Financial Officer
Energy East Corporation
P.O. Box 12904
Albany, New York 12212-2904
Telephone: (518) 434-3049

(Names and addresses of agents for service)

The Commission is requested to send copies of all notices, orders and communications to:

Robert D. Kump Vice President, Treasurer & Secretary Energy East Corporation P.O. Box 12904 Albany, New York 12212-2904 Telephone: (518) 434-3049	Frank Lee, Esq. Huber Lawrence & Abell 605 Third Avenue New York, New York 10158 Telephone: (212) 682-6200

           Energy East Corporation ("Energy East"), a New York corporation, is a registered holding company under Section 5 of the Public Utility Holding Company Act of 1935, as amended (the "Act"). On September 12, 2000, the Securities and Exchange Commission (the "SEC" or "Commission") issued an order authorizing (1) ongoing financing activities of Energy East and its Subsidiaries; (2) intrasystem extensions of credit; (3) the creation, acquisition or sale of non-utility subsidiaries; (4) the payment of dividends out of capital and unearned surplus; and (5) other related matters pertaining to Energy East and its Subsidiaries.1 On January 28, 2003, the Commission issued a Supplemental Order2 modifying the Financing Order to reflect the acquisition by Energy East of RGS Energy Group, Inc. ("RGS"), File No. 70-9901, pursuant to which RGS became a direct subsidiary of Energy East (the "Merger").3 The Merger was completed on June 28, 2002.

           All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Financing Order, as supplemented by the Supplemental Order.

           In the Supplemental Order, Energy East undertook to file a post-effective amendment seeking authorization to continue using certain investment grade criteria. By this post-effective amendment, Energy East seeks authorization by the Commission to continue to use such investment grade criteria and requests that the Commission release its jurisdiction over the investment grade criteria with respect to Energy East's undertaking set forth below. All outstanding Debentures issued by Energy East under the Financing Order and Supplemental Order were at the time of issuance, and will continue to be, rated at least investment grade. In addition, Energy East undertakes that it will not issue any Debentures, Preferred Stock or commercial paper that are not at the time of original issuance rated at least investment grade without further Commission authorization. NYSEG, RG&E and Central Maine Power commit to maintain at least investment grade senior secured and senior unsecured debt ratings. For purposes of this provision, a security will be deemed to be rated investment grade if it is rated investment grade by at least one nationally recognized statistical rating organization as such term is used in Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934.

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1 Energy East Corp., et al., HCAR No. 35-27228 (Sept. 12, 2000) (the "Financing Order").

2 Energy East Corp., et al., HCAR No. 35-27643 (January 28, 2003) (the "Supplemental Order").

3 Energy East Corp., et al., HCAR No. 35-27546 (June 27, 2002).

SIGNATURES

           Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY EAST CORPORATION
CMP GROUP, INC.
CONNECTICUT ENERGY CORPORATION
CTG RESOURCES, INC.
BERKSHIRE ENERGY RESOURCES
ENERGY EAST CAPITAL TRUST I

   /s/ Robert E. Rude
Name: Robert E. Rude
Title:   Vice President and Controller
          (Administrative Trustee -
           Energy East Capital Trust I)

RGS ENERGY GROUP, INC.
NEW YORK STATE ELECTRIC & GAS      CORPORATION
ROCHESTER GAS AND ELECTRIC
     CORPORATION

   /s/ James P. Laurito
Name: James P. Laurito
Title:   President

CENTRAL MAINE POWER COMPANY
MAINE ELECTRIC POWER COMPANY
NORVARCO

   /s/ Sara J. Burns
Name: Sara J. Burns
Title:   President

MAINE NATURAL GAS CORPORATION THE SOUTHERN CONNECTICUT GAS COMPANY CONNECTICUT NATURAL GAS CORPORATION ENERGY EAST ENTERPRISES, INC. /s/ Michael I. German Name: Michael I. German Title: President	THE BERKSHIRE GAS COMPANY /s/ Robert M. Allessio Name: Robert M. Allessio Title: President, Chief Executive Officer & Treasurer
Date: September 30, 2003